Exhibit 99.1

Contact:	Kevin Donovan
Bottomline Technologies
603-501-5240
kdonovan@bottomline.com

Bottomline Technologies Reports Second Quarter Results

Revenue Growth Continues to Drive Profit

PORTSMOUTH, N.H. – January 25, 2006 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of payments and invoice automation software and services, today reported financial results for the second quarter and six months ended December 31, 2005.

Revenues for the second quarter were $26.1 million compared with $23.9 million in the second quarter of last year. Net income for the second quarter was $1.1 million, or net income per share of $0.05, compared with a net income of $1.2 million, or net income per share of $0.07 in the second quarter of last year. The fiscal 2006 second quarter net income reflects the expense impact associated with stock-based compensation as a result of accounting rules that Bottomline adopted on July 1, 2005.

During the second quarter of fiscal 2006, the company incurred acquisition-related amortization of intangible assets of approximately $774,000, and stock compensation expense of $1.7 million. Excluding these acquisition related and stock compensation items, non-GAAP net income for the second quarter was $3.6 million, or non-GAAP net income per share of $0.16, compared with non-GAAP net income of $2.0 million, or non-GAAP net income per share of $0.11, in the second quarter of last year. The operating results represent a $1.6 million increase in non-GAAP net income from the second quarter last year.

“We continue to deliver both customer value and business plan results. From a financial perspective, we were especially pleased with the increase in EBITDA,” said Joe Mullen, CEO of Bottomline Technologies. “We have also recently announced two acquisitions. The purchase of Visibillity adds to our strong position in the growing legal spend management market. The acquisition of Tranmit, which was announced yesterday, extends our product set in the invoice management and payables solutions market. Looking forward, we believe we have more value to offer both our large customer base and new clients.”

Revenues for the six months ended December 31, 2005 were $50.8 million compared with $45.7 million in the same period last year. Net income for the six months ended December 31, 2005 was $1.2 million, or net income per share of $0.05, compared with a net income of $1.9 million, or net income per share of $0.10, in the same period last year. Net income for the six months ended December 31, 2005 reflects the expense impact associated with stock-based compensation as a result of accounting rules that Bottomline adopted on July 1, 2005.

During the six months ended December 31, 2005, the company incurred acquisition-related amortization of intangible assets of approximately $1.7 million and stock compensation expense of $3.4 million. Excluding these items, non-GAAP net income for the six months ended December 31, 2005 was $6.3 million, or non-GAAP net income per share of $0.27, compared with non-GAAP net income of $3.6 million, or non-GAAP net income per share of $0.19, in the same period of last year. The six-month operating results represent a $2.7 million increase in non-GAAP net income from the same period last year.

Bottomline has presented supplemental non-GAAP financial measures as part of this earnings release. The non-GAAP financial measures exclude certain non-cash items, specifically amortization of intangible assets and stock compensation expense. The presentation of this information should not be considered in isolation to, or as a substitute for, the financial results presented in accordance with GAAP. Bottomline believes that these supplemental non-GAAP financial measures are useful to investors because it allows for an evaluation of the company with a focus on the performance of its core operations. Bottomline’s executive management team uses these same non-GAAP measures internally to assess the ongoing performance of the company. Since this information is not a GAAP measurement of financial performance, there are material limitations to its usefulness on a stand-alone basis, including the lack of comparability of this presentation to the GAAP financial results of other companies. A reconciliation of the GAAP results to the non-GAAP results for the three and six month periods ending December 31 is as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	(in thousands)		(in thousands)
	2005	2004	2005	2004
GAAP Net Income	$1,069	$1,240	$1,215	$1,919
Amortization of Intangible Assets	774	756	1,661	1,642
Stock Compensation Expense	1,743	6	3,401	14

Non-GAAP Net Income	$3,586	$2,002	$6,277	$3,575

Customer Highlights:

•	Continued market adoption of Legal eXchange®, Bottomline’s Web-based legal spend management solution, signing multi-year contracts with McKesson Corporation, Erie Insurance Company and a leading oil and gas company during the quarter.

•	Key banking customers, UMB Bank and Fifth Third Bancorp, broadened their investments in Bottomline’s modular electronic banking and enterprise payment platforms.

•	Well-known organizations such as Goldman Sachs, Budget Rent A Car, Pennsylvania Hospital, Campbell Soup Company, Forest City Enterprises and Yum Brands selected Bottomline’s platforms to automate and enhance financial processes.

Company and Product Highlights:

•	Acquired Visibillity, Inc., a provider of legal e-billing solutions for the insurance industry. The acquisition further extends Bottomline’s position as a leading provider of Web-based legal spend management services, and adds a number of significant clients to its growing customer base, including CNA Insurance, Employers Mutual Casualty Company and RiverStone Group.

•	Acquired Tranmit Plc, a provider of Web-based purchase-to-pay automation solutions, on January 24, 2006. The addition of Tranmit’s invoice management capabilities further enhances the company’s ability to provide global organizations with comprehensive hosted, licensed and outsourced solutions for improving the overall efficiency and productivity of the accounts payable function.

•	Announced Pan-European payments and reporting capabilities for the WebSeries® platform, enabling European corporate customers to consolidate multiple banking connections and prepare for the advent of the new Single European Payments Area (SEPA) standard.

•	Delivered to market Create!form® for Oracle E-Business Suite Special Edition, providing small- and mid-sized Oracle SE business users with a framework from which electronic documents can be used to drive more complex, transactional process automation.

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides payments and invoice automation software and services to organizations seeking more secure and efficient financial processes. The company remains at the forefront of delivering innovative solutions that complement and extend the value of existing financial processes, business relationships and back-office systems. These solutions have enabled industry-leading corporations, banks and financial institutions to automate, manage and control processes involving payments and collections, invoice approval, cash flow, risk mitigation, reporting and document archive. For more information, please visit www.bottomline.com.

Bottomline Technologies, WebSeries, Create!form, Legal eXchange and the BT logo are trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions and other risks described in our annual report on Form 10-K for the year ended June 30, 2005. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,
	2005	2004
Revenues:
Software licenses	$3,615	$5,359
Service and maintenance	18,597	14,560
Equipment and supplies	3,906	4,033

Total revenues	26,118	23,952

Cost of revenues:
Software licenses	396	663
Service and maintenance (1)	7,794	6,282
Equipment and supplies	3,115	3,063

Total cost of revenues	11,305	10,008

Gross profit	14,813	13,944

Operating expenses:
Sales and marketing (1)	6,195	6,272
Product development and engineering (1)	2,803	2,603
General and administrative (1)	4,495	3,202
Amortization of intangible assets	774	756

Total operating expenses	14,267	12,833

Income from operations	546	1,111

Other income, net	867	236

Income before provision for income taxes	1,413	1,347
Provision for income taxes	344	107

Net income	$1,069	$1,240

Basic and diluted net income per share	$0.05	$0.07

Shares used in computing net income per share:
Basic	22,687	17,914
Diluted	22,988	18,953

Non-GAAP (excluding acquisition-related amortization and stock compensation expense):(2)
Net income	$3,586	$2,002

Diluted net income per share	$0.16	$0.11

(1)	Stock based compensation is allocated as follows:
	Cost of revenues: service and maintenance	$119	$—
	Sales and marketing	582	—
	Product development and engineering	209	6
	General and administrative	833	—

		$1,743	$6

(2)	Non-GAAP presentation excludes charges for amortization of intangible assets
	of $774 and $756 and stock compensation expense of $1,743 and $6, for the three
	months ended December 31, 2005 and 2004, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Six Months Ended December 31,
	2005	2004
Revenues:
Software licenses	$6,872	$9,021
Service and maintenance	36,133	29,184
Equipment and supplies	7,792	7,494

Total revenues	50,797	45,699

Cost of revenues:
Software licenses	701	1,375
Service and maintenance (1)	15,331	12,096
Equipment and supplies	6,175	5,707

Total cost of revenues	22,207	19,178

Gross profit	28,590	26,521

Operating expenses:
Sales and marketing (1)	12,540	11,794
Product development and engineering (1)	5,317	4,886
General and administrative (1)	8,708	6,308
Amortization of intangible assets	1,661	1,642

Total operating expenses	28,226	24,630

Income from operations	364	1,891
Other income, net	1,505	293

Income before provision for income taxes	1,869	2,184
Provision for income taxes	654	265

Net income	$1,215	$1,919

Basic net income per share	$0.05	$0.11
Diluted net income per share	$0.05	$0.10

Shares used in computing net income per share:
Basic	22,424	17,727
Diluted	23,115	18,634

Non-GAAP (excluding acquisition-related amortization and stock compensation expense):(2)
Net income	$6,277	$3,575

Diluted net income per share	$0.27	$0.19

(1)	Stock based compensation is allocated as follows:
	Cost of revenues: service and maintenance	$246	$—
	Sales and marketing	1,160	—
	Product development and engineering	438	14
	General and administrative	1,557	—

		$3,401	$14

(2)	Non-GAAP presentation excludes charges for amortization of intangible assets
	of $1,661 and $1,642 and stock compensation expense of $3,401 and $14, for the six
	months ended December 31, 2005 and 2004, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	June 30,
	2005	2005
Assets
Current assets:
Cash, cash equivalents and short-term investments	$88,963	$35,916
Accounts receivable	22,559	22,956
Other current assets	4,154	4,893

Total current assets	115,676	63,765

Property and equipment	7,219	6,940
Intangible assets	48,013	38,695
Other assets	778	1,041

Total assets	$171,686	$110,441

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,764	$6,094
Accrued expenses	8,909	9,381
Other current liabilities	11,500	—
Deferred revenue and deposits	18,024	20,738

Total current liabilities	44,197	36,213

Deferred revenue and deposits, non current	1,104	1,435

Total liabilities	45,301	37,648

Stockholders’ equity
Common stock	23	19
Additional paid-in-capital	235,830	182,534
Accumulated other comprehensive income	1,153	2,350
Treasury stock	(875)	(1,149)
Retained deficit	(109,746)	(110,961)

Total stockholders’ equity	126,385	72,793

Total liabilities and stockholders’ equity	$171,686	$110,441